FINAL FORM
261635167
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AT&T MOBILITY II LLC
This Fifth Amended and Restated Limited Liability Company Agreement (this “Agreement”) is entered into effective as of the date specified herein by and among AT&T Mobility LLC, a Delaware limited liability company (“Mobility”), AT&T Corp, a New York corporation (“AT&T Corp.”), SBC Master Pension Trust (“Trust”), BellSouth Mobile Data, Inc., a Georgia corporation (“BSMD”) and the entities listed on the signature page hereto under the heading “Investor Funds” (“Investor Funds”), as the members (the “Members”), and AT&T Mobility Corporation, a Delaware corporation, as the manager (the “Manager”) of AT&T Mobility II LLC (f/k/a Cingular Wireless II LLC) (the “Company”), which has been formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.) (the “Act”) upon the following terms and conditions.
WHEREAS, New Cingular Wireless Services, Inc., a Delaware corporation (“NCWS”), Mobility, BSMD and Manager were parties to an Amended and Restated Limited Liability Company Agreement of the Company with an effective date of January 16, 2008, and that certain First Amendment to the Amended and Restated Limited Liability Company Agreement of the Company dated August 25, 2009;
WHEREAS, on January 1, 2010, Centennial Cellular Operating Co LLC (“CCOC”) contributed certain assets to Mobility II in exchange for a 1.2721165% interest in Mobility II and at such time, and in connection with such contribution, the assets of Mobility II were revalued;
WHEREAS, on July 1, 2010, CCOC merged with Centennial Communications Corp., a Delaware corporation (“Centennial”) and as a result of such merger, the Mobility II interest held by CCOC was transferred to Centennial and Centennial was admitted as a member of the Company;
WHEREAS, on September 9, 2013, the then existing membership interests in the Company were recapitalized into Common Interests (defined below);
WHEREAS, on September 9, 2013, AT&T Inc. contributed a promissory note to the Company (the “Series A Contribution”) pursuant to a Contribution, Assignment and Assumption Agreement, dated as of August 30, 2013 (as amended and restated on October 15, 2018, the “Contribution Agreement”) in exchange for 320,000,000 Series A Preferred Interests (defined below) and the Amended and Restated Agreement was amended and restated and superseded by the Second Amended and Restated Limited Liability Company Agreement (the “Second Amended and Restated Agreement”) to provide, among other things, for the issuance of the Series A Preferred Interests to AT&T Inc.;
WHEREAS, on September 9, 2013, AT&T Inc. contributed 320,000,000 Series A Preferred Interests in the Company to the Trust and the Trust was admitted as a member of the

Company and the Second Amended and Restated Limited Liability Company Agreement was amended and restated and superseded by the Third Amended and Restated Limited Liability Company Agreement (the “Third Amended and Restated Agreement”);
WHEREAS, on January 1, 2016, Centennial merged with AT&T Corp. and as a result of such merger, the Company interest held by Centennial was transferred to AT&T Corp. by operation of law, and AT&T Corp. was admitted as a member of the Company;
WHEREAS, on May 31, 2017, the Company redeemed a portion of the Common Interests in the Company from NCWS and Mobility;
WHEREAS, on October 15, 2018, the Third Amended and Restated Limited Liability Company Agreement as amended, was amended and restated and superseded by the Fourth Amended and Restated Limited Liability Company Agreement (the “Fourth Amended and Restated Agreement”), to provide, among other things, additional rights with respect to any transferee of the Series A Preferred Interests;
WHEREAS, on October 23, 2018, the Fourth Amended and Restated Agreement was amended to correct a scrivener’s error with respect to Schedule A (the “First Amendment”);
WHEREAS, on January 1, 2019, NCWS made a capital contribution to Mobility consisting of all of its outstanding membership interests of the Company (the “NCWS Contribution”), and the Fourth Amended and Restated Agreement was amended to reflect the new Percentage Interest of the Members (the “Second Amendment”);
WHEREAS, on August 29, 2019, the Fourth Amended and Restated Agreement was amended to address and satisfy certain requirements, conditions and guidelines contained in the Bipartisan Budget Act of 2015 (the “Third Amendment”)
WHEREAS, effective January 1, 2019, the Fourth Amended and Restated Agreement was amended to update the final Percentage Interests of the Members resulting from the NCWS Contribution based on the final valuation of the contributed interests (the “Fourth Amendment”);
WHEREAS, the Members and the Manager desire to amend and restate the Fourth Amended and Restated Agreement as amended, to among other things, admit Investor Funds as members of the Company and otherwise replace the Fourth Amended and Restated Agreement and First through Fourth Amendments thereof with this Agreement.
NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1.Certain Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
“Act” has the meaning set forth in the Recitals.

“Adjusted Capital Account Balance” means, with respect to any Member as of the date of any determination, the balance in such Member's Capital Account at such time, after such balance is:
(a)    Increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (taking into account the extent to which the Member bears the economic risk of loss for Company liabilities (other than Member Nonrecourse Debt) as determined in accordance with Code Section 704(b) and the Treasury Regulations thereunder and Treasury Regulation Section 1.752-2) or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5); and
(b)    Decreased by the amount of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to each Member, the deficit balance, if any, of such Member's Adjusted Capital Account Balance as of the end of the relevant Allocation Period.
“Adjusted K-1 Election” means an election made by the Company in accordance with Section 6226 of the Code.
“Agreement” has the meaning set forth in the Recitals.
“Allocation Period” means (a) any period commencing on January 1 and ending on the following December 31 or (b) any portion of the period described in clause (a) for which the Company is required to allocate Net Income, Net Loss and other items of Company income, gain, loss or deduction pursuant to Section 14.
“AT&T Common Stock” means the common stock, $1.00 par value per share, of AT&T Inc. and any successor equity securities issued in lieu thereof by any successor of AT&T Inc.
“AT&T Corp.” has the meaning set forth in the Recitals.
“AT&T Shares” means AT&T Inc. Common Stock that may become deliverable pursuant to Section 8(e)(iii) of this Agreement.
“AT&T Inc.’s Debt-to-Total-Capitalization Ratio” means AT&T Inc.’s Debt divided by the sum of AT&T Inc.’s Debt and total shareholders’ equity (as taken directly from AT&T Inc.’s most recently prepared US GAAP balance sheet).

“BBA” means the Bipartisan Budget Act of 2015, as amended from time to time. All references herein to sections of the BBA shall include any corresponding provision or provisions of succeeding law.
“BSMD” has the meaning set forth in the Recitals.
“Business Day” means any day other than a Saturday, Sunday, federal holiday or a day on which banks in The City of New York are authorized or obligated by law to close.
“Capital Account” means the account established and maintained for each Member on the books of the Company pursuant to Section 15, as said Capital Account may be increased or decreased from time to time. Any reference to Capital Account of a Member shall include the Capital Account of a predecessor holder of the interest of the Member, or a proportionate share of that Capital Account if the Member has succeeded to less than all of the predecessor’s interest.
“Capital Contribution” means, with respect to any Member, the amount by which (a) the aggregate amount of money and the initial Carrying Value of any property (other than money) contributed to the Company by such Member (or its predecessors in interest) with respect to the LLC Interest in the Company held by such Member exceeds (b) the initial Carrying Value of any liabilities to which such contributed property is subject or that are assumed from such Member in connection with such contribution.
“Carrying Value” means, with respect to any Company asset or liability (which shall include, for purposes of this Agreement, the Company’s interest in any asset or liability owned through one or more partnerships) as of the date of any determination, the value at which the asset or liability is properly reflected on the books and records of the Company as of such date in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) as follows:
(a)    The initial Carrying Value of any asset or liability contributed or transferred by a Member to the Company shall be the fair market value of such asset or liability as agreed to by the transferring Member and the Manager;
(b)    The Carrying Values of all Company assets and liabilities shall, except as otherwise provided herein, be adjusted to equal their respective Fair Market Values immediately prior to the following events: (i) immediately prior to a contribution to the Company of more than a de minimis amount of cash or other property, or a Member’s assumption of more than a de minimis amount of Company liabilities, in exchange for an interest in the Company, the issuance of an interest (other than a de minimis interest) in the Company in consideration of the performance of services, or the issuance of a Noncompensatory Option (other than an option for a de minimis interest); (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property in retirement of all or any portion of its LLC Interest; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) any other event to the extent determined by the Manager to be permitted and necessary to properly reflect Carrying Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv); provided, however, that in the event of the issuance of an interest in the Company pursuant to the exercise of a Noncompensatory Option where the right to share in Company capital represented by such LLC Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Company property immediately after the issuance of such LLC Interest shall be adjusted upward or downward in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s);
(c)    The Carrying Value of any Company asset distributed to any Member or any Company Liability assumed or taken subject to by any Member shall, except as otherwise provided herein, be the Fair Market Value of such asset (or, in the case of cash, shall be its face amount) or liability as of the date of such distribution or assumption;
(d)    The Carrying Values of Company assets shall, except as otherwise provided herein, be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Income” and “Net Loss” or Section 14(c)(vii); provided, however, that Carrying Values shall only be adjusted pursuant to this subparagraph (d) to the extent that the adjustment would be allowable under Treasury Regulation Section 1.7041(b)(2)(iv)(m)(5) after taking into account any adjustment to Carrying Value required pursuant to subparagraph (b) as a result of the same transaction that would otherwise result in an adjustment pursuant to this subparagraph (d);
(e)    If the Carrying Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) or Section 15, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of the allocations made pursuant to Section 14; and
(f)    If the Carrying Value of a Company Liability has been determined or adjusted pursuant to subparagraph (a) or (b) or Section 15, such Carrying Value shall thereafter be adjusted based on the method adopted under subparagraph (e) of the definition of “Net Income” and “Net Loss” to determine the extent to which the Carrying Value of such liability is treated as satisfied or otherwise taken into account.
“Change of Control” means the occurrence of any merger, reorganization or other transaction that results in AT&T Inc., directly or indirectly, owning less than fifty percent of the capital or profits interests (where the Company remains taxable as a partnership), or equity (if the Company becomes taxable as a corporation), of the Company exclusive of the Series A Preferred Interests.
“Code” means the Internal Revenue Code of 1986 (as amended from time to time, or any successor statute).

“Common Interests” means the common membership interests of the Company, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in Section 7(b) of this Agreement.
“Common Percentage Interest” of a Member holding Common Interests means such Member’s aggregate Common Interests’ economic percentage interest in the Company as determined by dividing the Common Interests of such Member by the total Common Interests of all Members, as set forth on Schedule A and as may be adjusted from time to time.
“Communications Laws” has the meaning set forth in Section 10(d).
“Company” has the meaning set forth in the Recitals.
“Company’s Debt-to-Total-Capitalization Ratio” means the Company’s Debt divided by the sum of the Company’s Debt and total members’ equity including outstanding Series A Preferred Interests (as taken directly from the Company’s most recently prepared US GAAP balance sheet).
“Company Liability” means any Obligation of the Company.
“Contingent Event” means an event described in Section 8(e)(i)(a), (b) or (c).
“Contribution Agreement” has the meaning set forth in the Recitals.
“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, and (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments.
“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Period, except that (a) with respect to any asset whose Carrying Value differs from its adjusted tax basis for United States federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) and (b) with respect to any other asset whose Carrying Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Manager.
“Designated Individual” has the meaning set forth in Section 20(h).
“Distribution Payment Date” has the meaning set forth in Section 16(a)(i).

“Distribution Period” has the meaning set forth in Section 16(a)(i).
“Effective Time” means the time specified in Section 3.
“Fair Market Value” means (a) as of the date of any revaluation of Company property in accordance with Section 15, the fair market value of each Company asset and liability and (b) as of the date of any distribution of Company property or a Member’s assumption or taking subject to a Company Liability, the fair market value of each Company asset or liability, in each case as determined reasonably and in good faith by the Manager using such reasonable methods of valuation as it may adopt; provided, however, that if at the time of any revaluation of Company property in accordance with Section 15, the Company has an outstanding Noncompensatory Option, the fair market value of Company property shall be adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).
“FCC” means the U.S. Federal Communications Commission.
“First Amendment” has the meaning set forth in the Recitals.
“Fourth Amended and Restated Agreement” has the meaning set forth in the Recitals.
“Fourth Amendment” has the meaning set forth in the Recitals.
“Guaranteed Payment Amount” of a particular Series A Preferred Return quarterly amount means an amount equal to (a) the Series A Preferred Return quarterly amount less (b) the Series A Preferred Interest Return of Capital Amount for such Series A Preferred Return quarterly amount, and such amount shall be treated as a guaranteed payment within the meaning of section 707(c) of the Code.
“IRS” has the meaning set forth in Section 20(a).
“Indemnified Party” has the meaning set forth in Section 24(b)(v).
“Liquidation Amount of the Series A Preferred Interests” means $25.00 per Series A Preferred Interest.
“Liquidation Preference” means the Liquidation Amount of the Series A Preferred Interests, plus the Unpaid Series A Preferred Interest Return of Capital Amount, plus any accrued but unpaid Series A Preferred Return.
“LLC Interest” means a Member’s entire limited liability company interest in the Company at any particular time, evidenced by Common Interests and Series A Preferred Interests.
“Manager” has the meaning set forth in the Recitals.

“Media Company” means any company subject to the FCC’s Media Ownership rules, 47 C.F.R. § 73.555.
“Members” means those Persons executing this Agreement as Members of the Company, including any substitute Members or additional Members, in each such person’s capacity as a Member of the Company.
“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).
“Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Mobility” has the meaning set forth in the Recitals.
“NCWS” has the meaning set forth in the Recitals.
“Net Income” and “Net Loss” mean, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be subtracted from such taxable income or loss;
(c)    Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value;

(d)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of “Depreciation;”
(e)    Income, gain, deduction or loss resulting from the satisfaction or accrual for federal income tax purposes of a Company Liability with a Carrying Value that differs from its adjusted issue price (if any) shall be computed by reference to the Carrying Value of such liability, with the extent to which the Carrying Value of such liability is treated as satisfied or otherwise taken into account being determined under any reasonable method adopted by the Manager; and
(f)    Notwithstanding anything to the contrary in subparagraphs (a) through (e) above, any items which are specially allocated pursuant to Section 14(c) or (d) shall not be taken into account in computing Net Income or Net Loss.
The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 14 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.
“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-1(f).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).
“Obligation” has the meaning assigned to that term in Treasury Regulation Section 1.752-1(a)(4)(ii).
“Option Price” means, for each Series A Preferred Interest, the greater of.
(a)    the fair market value of the Series A Preferred Interest as of the last date of the calendar quarter preceding the date of exercise of a Redemption Option or a Put Option, as the case may be or, for the portion of the Series A Preferred Interests that cannot be purchased due to the Put 12-Month Cap, the fair market value of the Series A Preferred Interest as of the last date of the calendar quarter immediately preceding the date such portion of the Series A Preferred Interest is actually redeemed by the Company, and
(b)    the Liquidation Amount of the Series A Preferred Interests plus any accrued and unpaid distributions.
For purposes of the foregoing, “the fair market value of the Series A Preferred Interest” means:

(x)    in cases of exercise of the Put Option on or after September 9, 2020 (other than an exercise prior to September 9, 2022 as the result of a Contingent Event) OR upon exercise of the Redemption Option on or after September 9, 2022, an amount determined based upon the Liquidation Amount of the Series A Preferred Interests plus any accrued and unpaid distributions and market conditions at the time, and
(y)    in cases of exercise of the Put Option prior to September 9, 2022 as the result of a Contingent Event OR upon exercise of the Redemption Option prior to September 9, 2022, an amount determined based upon the sum of:
(i)    the Liquidation Amount of the Series A Preferred Interests plus any accrued and unpaid distributions, and
(ii)    the present value of future distributions (excluding accrued and unpaid distributions accounted for in (i) immediately above) through and ending on September 9, 2022.
The independent fiduciary with respect to Series A Preferred Interests held by the SBC Master Pension Trust shall determine “the fair market value of the Series A Preferred Interests” with respect to Series A Preferred Interests held by the SBC Master Pension Trust.
“Publicly Traded Partnership” means a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
“Partnership Audit Procedures” has the meaning set forth in Section 20(f).
“Partnership Representative” means the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (to the extent applicable for taxable years beginning before January 1, 2018) and the “partnership representative” as defined in Section 6223 of the Code, as amended by the BBA, for any tax period subject to the provisions of Section 6223 of the Code.
“Person” means any natural person, partnership (whether general or limited), trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign, or a limited liability company or foreign limited liability company.
“Plan” means the AT&T Pension Benefit Plan.
“Public Indebtedness” means the Cingular Wireless LLC 7.125% Senior Notes, due December 2031 in the principal amount of $510 million; and the AT&T Wireless Services, Inc. 8.75% Senior Notes, due March 2031 in the principal amount of $896 million.
“Put 12-Month Cap” has the meaning set forth in Section 8(e)(i).
“Put Option” has the meaning set forth in Section 8(e)(i).

“Put Option Period” means any period, from time to time, after the Put Option becomes exercisable hereunder, beginning on the 15th Business Day prior to the end of each fiscal quarter of AT&T Inc. and ending on the 15th Business Day of the subsequent fiscal quarter of AT&T Inc.
“Redemption Option” has the meaning set forth in Section 8(e)(ii).
“Redemption Period” means the period, from time to time, after the Redemption Option becomes exercisable hereunder, beginning on the 26th Business Day of each fiscal quarter of AT&T Inc. and ending on the 35th Business Day of each fiscal quarter of AT&T Inc.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated October 15, 2018 among AT&T Inc., Brock Fiduciary Services LLC and the Trust, as may be amended or modified from time to time.
“Second Amended and Restated Agreement” has the meaning set forth in the Recitals.
“Second Amendment” has the meaning set forth in the Recitals.
“Series A Contribution” has the meaning set forth in the Recitals.
“Series A Preferred Interest Return of Capital Amount” means, with respect to each Series A Preferred Interest, (a) for each quarter in the first five (5) years following the issuance of the Series A Preferred Interests an amount equal to the quotient where (i) the difference between (A) the Capital Contribution of the Series A Preferred Interest and (B) the Liquidation Amount of the Series A Preferred Interest is the numerator and (ii) twenty (20) is the denominator, and (b) in all other years zero.
“Series A Preferred Interests” means the series A cumulative perpetual preferred membership interests, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in Section 7(c) of this Agreement.
“Series A Preferred Return” means, with respect to each Series A Preferred Interest, a distribution of $1.75 per annum, payable quarterly. A portion of the Series A Preferred Return shall be treated as the Guaranteed Payment Amount and a portion of the Series A Preferred Return shall be treated as the Series A Preferred Interest Return of Capital Amount.
“Small Partnership Election” means an election made by the Company in accordance with Section 6221(b) of the Code to have the Partnership Audit Procedures (as defined below) not apply to the Company.
“Special Rights” means, with respect to any Series A Preferred Interests, the rights set forth in Section 7(c), Section 8 and Section 23 of this Agreement as applicable to such interests.

“Third Amended and Restated Agreement” has the meaning set forth in the Recitals.
“Third Amendment” has the meaning set forth in the Recitals.
“Transfer” means (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.
“Transferred Interests” has the meaning set forth in Section 14(f)(v).
“Treasury Regulations” means the Income Tax Treasury Regulations, including Temporary Treasury Regulations, promulgated under the Code, as such regulations are amended, modified or supplemented from time to time.
“Trust” has the meaning set forth in the Recitals.
“Unpaid Series A Preferred Interest Return of Capital Amount” means, with respect to each Series A Preferred Interest, an amount equal to (a) the Capital Contribution of the Series A Preferred Interest, minus (b) the Liquidation Amount of the Series A Preferred Interest, minus (c) payments of the Series A Preferred Return treated as the Series A Preferred Interest Return of Capital Amount of the Series A Preferred Interest.
“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date over (b) the Carrying Value of such property as of such date. With respect to any Company Liability, Unrealized Gain shall mean, as of any date of determination, the excess, if any, of (a) the Carrying Value of such liability as of such date, over (b) the Fair Market Value of such liability as of such date.
“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date, over (b) the Fair Market Value of such property as of such date. With respect to any Company Liability, Unrealized Loss shall mean, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such liability as of such date over (b) the Carrying Value of such liability as of such date.
2.Name. The name of the limited liability company formed hereby is AT&T Mobility II LLC. The Company may do business under that name or any other name approved by the Manager.
3.Effectiveness. This Agreement shall, upon the execution by all parties hereto, be fully effective on September 28, 2020.

4.Termination of Limited Liability Company Agreement. All prior limited liability company agreements of the Company are hereby terminated and superseded in its or their entirety by this Agreement.
5.Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Avenue, Wilmington, Delaware 19801.
6.Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is CT Corporation, 1209 Orange Avenue, Wilmington, Delaware 19801.
7.Capital Structure.
(a)General. Subject to the terms of this Agreement, (i) the Company is authorized to issue equity interests in the Company designated as “LLC Interests,” which shall constitute limited liability company interests under the Act and shall include initially Common Interests and Series A Preferred Interests and (ii) the Manager is expressly authorized, by resolution or resolutions, to create and to issue, out of authorized but unissued LLC Interests, different classes, groups or series of LLC Interests and fix for each such class, group or series such voting powers, full or limited or no voting powers, and such distinctive designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by the Manager. The Manager shall have the authority to issue such number of LLC Interests of any class, series or tranche pursuant to clauses (i) and (ii) of the immediately preceding sentence as the Manager shall from time to time determine. Other than as set forth in this Agreement, or in the instruments governing the terms of the LLC Interests issued pursuant to clause (ii), each LLC Interest shall be identical in all respects with each other LLC Interest.
(b)Common Interests. The Common Interests shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement. The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Common Interests shall be as set forth herein. Each holder of Common Interests shall be entitled to vote, in person or by proxy, or to act by written consent, on the basis of its Common Percentage Interest on all matters upon which Members have the right to vote, give approval or take other actions as set forth in this Agreement and provided under the Act. All approvals to be given and other actions to be taken by the holders of Common Interests pursuant to this Agreement and the Act (whether by vote at a meeting or written consent) may be granted or taken by the holders of Common Interests representing a majority in Common Percentage Interest.
(c)Series A Preferred Interests. The Series A Preferred Interests shall have such rights to allocations and distributions as may be authorized and set forth in this Agreement. The Series A Preferred Interests shall rank senior to any other class or series of equity interests in the Company in respect of the right to receive distributions and the right to receive payments or distributions out of the assets of the Company, upon voluntary or involuntary liquidation, dissolution or winding up of the Company, all as provided in Section 16 hereof. The Series A Preferred Interests shall not have any voting power. Accordingly, but subject to Section 23, no holder of Series A Preferred Interests shall have any voting rights (or other approval rights) with respect to their interest in the Company or as to any other matter (whether under this Agreement or the Act) as a result of holding the Series A Preferred Interests.
(d)Certificates; Legend. In the sole discretion of the Manager, the issued and outstanding LLC Interests may be represented by certificates. In addition to any other legend required with respect to a particular class, group or series of LLC Interests or pursuant to any other agreement between any one or more Members and the Company, each such certificate shall bear the following legend:
THE LLC INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE LLC INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.
THE LLC INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.
Any LLC Interests issued in uncertificated form may be subject to similar restrictive notations on the relevant books and records of the Company or its transfer agent.
(e)Opt-in to Article 8 of the Uniform Commercial Code. The Members agree that the LLC Interests may be evidenced by certificates executed by the Manager of the Company and that the LLC Interests shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).
8.Transfers of LLC Interests.
(a)General Restrictions.
(i)No Member may Transfer all or any part of such Member’s LLC Interest, except as provided in this Section 8. Any purported Transfer of an LLC Interest or a portion thereof in violation of the terms of this Agreement shall be null and void and of no effect. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto. Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Section 8 to the same extent and in the same manner as any Member desiring to make any Transfer.
(ii)A person shall cease to be a Member upon transfer of ownership of all such Member’s LLC Interest.
(b)Permitted Transfers.
a.Except as otherwise provided in this Section 8(b), each Member holding Series A Preferred Interests shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place, except in accordance with Section 8(c)), by a written instrument, all or any part of such Member’s Series A Preferred Interests, if, and only if: (1) the Manager determines in advance that the Transfer will comply with the registration requirements of the Securities Act of 1933 and any applicable state or other securities laws (including any exemption therefrom); (2) the Manager determines in advance that the Transfer will not cause the Company to become a Publicly Traded Partnership; and (3) if such Transfer consists of the transfer of ownership of any Series A Preferred Interest (A) the transferee has executed an instrument accepting and adopting the terms and provisions of the Certificate and this Agreement; (B) the transferee has executed and become a party to the Registration Rights Agreement; and (C) the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member. In making the determinations referenced in the prior sentence, the Manager may require the proposed transferor, the proposed transferee or others to provide such evidence of compliance with the registration requirements referenced above, including an opinion of counsel, certificates or other documentation, as it may reasonably request.
b.Except as otherwise provided in this Section 8(b), each Member holding Common Interests shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place, except in accordance with Section 8(c)), by a written instrument, all or any part of such Member’s Common Interests, if, and only if: (1) the Manager has given its prior approval, which may be withheld in its sole discretion for any reason or no reason, and (2) if such Transfer is a transfer of ownership of any Common Interest, (A) the transferee has executed an instrument accepting and adopting the terms and provisions of the Certificate and this Agreement; and (B) the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.
c.No Transfer of an LLC Interest shall be effective or reflected on the books and records of the Company or its transfer agent except in accordance with this Section 8.

i.Substitute Member. No transferee of ownership all or part of a Member’s LLC Interest shall become a substitute Member in place of the transferor unless and until the terms of Section 8(b) are satisfied. Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the Manager shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the Transferred LLC Interest owned by the transferee.
ii.Effect of Admission as a Substitute Member. A transferee who has become a substitute Member has, to the extent of the transferred LLC Interest, all the rights, powers and benefits of and is subject to the restrictions and liabilities of a Member under the Certificate, this Agreement, the Act and, in the case of a transferee of Series A Preferred Interests, the Registration Rights Agreement. Upon admission of a transferee as a substitute Member, the transferor of the LLC Interest so acquired by the substitute Member shall cease to be a Member of the Company to the extent of such transferred LLC Interest.
iii.Put Option and Redemption Option.
d.The Company hereby grants to the holders of Series A Preferred Interests the right to require the Company to purchase the Series A Preferred Interests (the “Put Option”), at a price per Series A Preferred Interest equal to the Option Price, at any time and from time to time on or after the earliest of (a) the first date that the Company’s Debt-to-Total-Capitalization Ratio exceeds that of AT&T Inc., (b) the date on which AT&T Inc. is rated below investment grade for two consecutive calendar quarters by at least two of the following rating agencies: (x) Standard & Poor’s, (y) Moody’s, or (z) Fitch Group, (c) a Change of Control, or (d) September 9, 2020; provided, however, that except in the event of a Change of Control, the Company shall not be required to purchase more than 106,666,667 Series A Preferred Interests in any twelve-month period (the “Put 12-Month Cap”). Upon the request of a holder of Series A Preferred Interests, as of the end of any calendar quarter, the Company shall, within forty-five (45) calendar days after the end of such calendar quarter, certify as to whether the Company’s Debt-to-Total-Capitalization ratio exceeds that of AT&T Inc. A purchase of Series A Preferred Interests pursuant to Section 8 of the Contribution Agreement shall be treated as a purchase by the Company for purposes of determining whether or not the Put 12-Month Cap has been met for a given twelve-month period. In the event of an exercise pursuant to clause (d) above, the Put Option may only be exercised upon written notice to the Company during a Put Option Period, specifying the name of the holder of Series A Preferred Interests, number of Series A Preferred Interests to be purchased by the Company (subject to the limitation in the proviso in the previous sentence) and the time and place of the closing of the Put Option.
e.The Company has the right to purchase from the holders of the Series A Preferred Interests, all or any portion of the Series A Preferred Interests (the “Redemption Option”), at a price per Series A Preferred Interest equal to the Option Price, at any time and from time to time (1) upon a Change of Control or (2) on or after September 9, 2022. In the event of an exercise pursuant to clause (2) above, the

Redemption Option may only be exercised upon written notice to the holder(s) of Series A Preferred Interests during a Redemption Period, specifying the number of Series A Preferred Interests to be purchased by the Company and the time and place of the closing of the Redemption Option.
f.At the sole election of the Company, payment of the Option Price may be made in (a) fully paid and non-assessable AT&T Shares, (b) cash, or (c) any combination of AT&T Shares and cash as the Company shall determine. Any AT&T Shares delivered to satisfy all or a portion of the Option Price shall be valued at the average closing price of the 20 trading days preceding the date of the applicable notice of exercise (A) by the holder(s) of Series A Preferred interests (in the case of exercise of a Put Option) or (B) by the Company (in the case of exercise of a Redemption Option). In the event there are two or more holders Series A Preferred Interests, then (x) in the event less than all of the Series A Preferred Interests are to be purchased by the Company, the Company shall repurchase from each such holder its pro rata portion of Series A Preferred Interests (based on the total number of Series A Preferred Interests held by all such holders) and (y) in the event the Company elects to pay the Option Price in a combination of AT&T Shares (including in any election effected under subsection (iv) of this Section 8(e)), then the relative proportion of cash and AT&T Shares shall be the same for all such holders Series A Preferred Interests to the nearest extent practicable, unless otherwise agreed in writing by the Company and any holder(s) who agree to accept a different proportion.
g.Notwithstanding anything herein to the contrary, in no event shall the Company be required to deliver more than 250 million AT&T Shares (the “Capped Number”) to the holder(s) of Series A Preferred interests in settlement of the Option Price for the Series A Preferred Interests; provided, however, the Company may, in its sole and absolute discretion (subject to the last sentence of this Section 8(e)(iv)), deliver more than the Capped Number of AT&T Shares. In the event the Company, through delivery of the Capped Number of AT&T Shares and AT&T Shares in addition to the Capped Number of AT&T Shares, if any, shall not have delivered the full number of AT&T Shares otherwise deliverable in settlement of the Option Price for the Series A Preferred Interests, the Company will use its best efforts to acquire and deliver additional AT&T Shares. The Company may elect, solely at its option, to settle the Option Price, in whole or in part, by delivering cash. In the event of a merger, reorganization, consolidation, recapitalization, separation, split-up, liquidation, share combination, stock split, stock dividend, or other change in the corporate structure of AT&T Inc. affecting the AT&T Shares (including a conversion of the AT&T Shares into cash or other property), an adjustment may be made in the number and class of shares that may be delivered in settlement of the Option Price for the Series A Preferred Interests, as determined by the Company to prevent dilution or accretion with respect to the Capped Number and reflect such changes in corporate structure (e.g., substitution of successor shares). In the event the Company, through delivery of the Capped Number of AT&T Shares and AT&T Shares in addition to the Capped Number of AT&T Shares, if any, shall not have delivered the full number of AT&T Shares otherwise deliverable in settlement of the

Option Price for the Series A Preferred Interests (resulting in a shortfall), the Series A Preferred Interests for which neither AT&T Shares nor cash have been delivered shall remain outstanding, in accordance with their terms.
iv.Private Placement. In the event the holder of Series A Preferred Interests desires to Transfer some or all of the Series A Preferred Interests pursuant to a private placement offering, the Company shall use its reasonable best efforts to cooperate with such private placement. In the event of a private placement offering of the Series A Preferred Interests, the following shall apply:
h.The Company shall select the investment banking firm that will conduct each such private placement offering;
i.The Company shall provide the financial information, document preparation and other support required for such private placement offering of the Series A Preferred Interests to the holders of the Series A Preferred Interests and/or to the investment bank on a timely basis; and
j.The Company shall bear all usual and customary costs associated with such private placement offering, including reasonable fees and expenses of investment banking firms, legal counsel for the Company and holders of the Series A Preferred Interests and, if required, auditors in connection therewith.
v.Publicly Traded Partnership Status. No Member holding Series A Preferred Interests is or will become a partnership, grantor trust, or “S corporation” (within the meaning of Section 1361(a) of the Code) for U.S. federal income tax purposes, in each case, without the prior written consent of the Manager.
9.Members. The name of and LLC Interest held by each of the Members holding Common Interests and Series A Preferred Interests as of the Effective Time are set forth on Schedule A attached hereto. To the extent any additional or substitute Members are hereafter admitted to the Company or the respective relative Common Percentage Interests are adjusted as a result of the issuance of additional LLC Interests or the redemption of LLC Interests, the Manager shall revise Schedule A of this Agreement accordingly.
10.Powers.
vi.The business and affairs of the Company shall be managed by a manager, who may, but need not be, a Member. The Company shall initially have one manager. The number of managers shall be fixed from time to time by the Members, but in no instance shall there be less than one manager. The Members may, with or without cause, at any time and from time to time, remove the manager then acting and elect a new manager. Any person or entity dealing with the Company may rely on a certificate signed by the manager on any document purporting to bind the Company, which shall constitute exclusive evidence to third parties of the authority of such person to execute such document on behalf of the Company and so bind the Company. Subject to any restrictions set forth in manager’s organizational documents, as in effect from time to time, the manager acting on behalf or in respect of the Company is empowered, subject to the specified terms of this Agreement, to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company and its subsidiaries, including, without limitation, full power and authority, directly or through its subsidiaries or affiliates, to distribute cash to the Members, enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop any property, and lease, sell, transfer and dispose of any property. The Company shall not be required to hold annual meetings of the Members.
vii.The Members, in their capacity as such (and except to the extent that a Member shall act in the capacity of Tax Matters Representative pursuant to Section 20 hereof) shall have no part in the management of the Company and shall have no authority or right to act on behalf of or bind the Company in connection with any matter.
viii.AT&T Mobility Corporation is hereby designated to serve as the manager but may resign upon 30 days’ written notice to the Members and any other manager.
ix.For so long as the Company has an investment in any regulated Media Company or Common Carrier (as defined by the Communications Act of 1933, as amended, and the Federal Communication’s Acts rules and decisions (the “Communications Laws”)), then the following provisions shall apply to the holders of Series A Preferred Interests to the minimum extent necessary to insulate the holders of Series A Preferred Interests from any deemed “attributable interest” in a Common Carrier or regulated Media Company under the attribution rules and policies of the Communications Laws. No holder of Series A Preferred Interests may:
k.act as an employee of the Company if such Person’s functions, directly or indirectly, relate to the Common Carrier or regulated Media Company business of the Company;
l.serve, in any material capacity, as an independent contractor or agent of the Common Carrier or regulated Media Company business of the Company;
m.communicate on matters pertaining to the day-to-day operations of the Common Carrier or regulated Media Company business of the Company, with an officer, director, partner, member, agent, representative or employee of any Common Carrier or regulated Media Company investment;
n.perform any services for, or relating to, the Common Carrier or regulated Media Company business of the Company, with the exception of making loans to, or acting as surety for, such Common Carrier or regulated Media Company to the extent consistent with “equity/debt plus” component of the FCC’s attribution rule;

o.become actively involved in the management or operation of the common carrier business of the Company; or
p.elect or vote for the appointment or removal of any Manager.
x.No holder of Series A Preferred Interests Holder shall take any action that such holder knows would cause a violation by the Company or any of its Affiliates of the Communications Laws.
11.Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earlier to occur of the following: (a) the written consent of the Manager, subject to Section 10(a), or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
12.Admission.
xi.The Members (other than Investor Funds) set forth on Schedule A hereto are hereby confirmed to have been previously properly admitted as Members of the Company.
xii.Each Investor Fund is hereby admitted to the Company as a Member of the Company upon its execution of a counterpart signature page hereto.
13.Additional Contributions.
xiii.Except as provided in this Section 13, no Member is required to make any additional capital contribution to the Company. However, the Members may, in their sole discretion, make additional capital contributions to the Company.
xiv.In the event that the assets of the Company are insufficient upon liquidation and dissolution pursuant to Section 11 hereof to fully satisfy the Public Indebtedness, Mobility shall contribute to the Company solely to be used to satisfy such Public Indebtedness an amount necessary to fully satisfy such indebtedness. In the event that such contribution is made, Mobility shall not be entitled to any right of reimbursement, contribution or other payment from the Company or any of its Members, and Mobility hereby waives and relinquishes any and all rights of contribution, reimbursement or any other remedy afforded under applicable law or otherwise to a guarantor or assuror of debt, on which more than one person has joint, several or joint and several liability, in connection with a payment on such debt by the guarantor or assuror.
14.Allocations. Each Member’s distributive share of the Company’s Net Income, Net Loss and items thereof shall be determined in accordance with the rules of this Section 14.
xv.Net Income. Except as otherwise provided in this Section 14, Net Income shall be allocated among the Members as follows:
q.First, to the Members pro rata in proportion to the cumulative Net Losses previously allocated to each Member pursuant to Section 14(b)(ii), until the cumulative allocation of Net Income to each Member pursuant to this Section 14(a)(i)

equals the cumulative allocation of Net Loss to each Member pursuant to Section 14(b)(ii); and
r.Second, any remaining Net Income to the Members holding Common Interests pro rata in proportion to their respective Common Percentage Interests.
xvi.Net Loss. Except as otherwise provided in this Section 14, Net Loss shall be allocated among the Members as follows:
s.First, to the Members holding Common Interests pro rata in proportion to their positive Adjusted Capital Account balances until the Adjusted Capital Account balances of the Members holding Common Interests is reduced to zero; and
t.Second, any remaining Net Loss to the Members who bear the economic risk of loss in accordance with the Treasury Regulations.
xvii.Special Allocations. The following special allocations shall be made in the following order:
u.Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Section 14, if there is a net decrease in Minimum Gain during any Allocation Period, each Member shall be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 14(c)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
v.Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Section 14, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections

1.704-2(i)(4) and 1.704-2(j)(2). This Section 14(c)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
w.Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.7041(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 14(c)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 14 have been tentatively made as if this Section 14(c)(iii) were not in the Agreement.
x.Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Period, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 14(c)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 14 have been made as if Section 14(c)(iii) and this Section 14(c)(iv) were not in the Agreement.
y.Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Period shall be specially allocated to the Members in proportion to their Percentage Interests.
z.Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).
aa.Section 754 Adjustments. To the extent Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) requires an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its LLC Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Treasury Regulation Section 1.7041(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), as the case may be; provided, however, that for this purpose, the determination of the extent to which Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.701(b)(2)(iv)(m)(4) requires an adjustment pursuant to Code Section 734(b) or Code Section 743(b) to be taken into account in determining Capital Accounts shall be made after taking into account any adjustment to the Carrying Value of the Company’s assets required in connection with the liquidating distribution pursuant to subparagraph (b) of the definition of “Carrying Value” in Section 1.
xviii.Curative Allocations. The allocations set forth in Section 14(c) and Section 14(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 14(d). Therefore, notwithstanding any other provision of this Section 14 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Section 14 without regard to the Regulatory Allocations. In exercising its discretion under this Section 14(d), the Manager shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other previously made Regulatory Allocations.
xix.Loss Limitation. Net Loss allocated pursuant to Section 14(b) and the items of loss or deduction allocated pursuant to Section 14(c) and Section 14(d) shall not exceed the maximum amount of Net Loss and items of loss or deduction that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Period.
xx.Other Allocation Rules.
ab.Net Income, Net Loss and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Section 14 as of the last day of each Allocation Period.
ac.In any cases in which it is necessary to determine the Net Income, Net Loss or any other items allocable to any period within an Allocation Period, Net Income and Net Loss and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulation thereunder.
ad.The Members hereby agree to be bound by the provisions of this Section 14 in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.
ae.Solely for purposes of determining each Member’s share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), the manner in which the Members share excess nonrecourse liabilities for any taxable year shall be determined by the Manager using any permissible method provided under Treasury Regulation Section 1.752-3(a)(3); provided that unless otherwise determined by the Manager, excess nonrecourse liabilities (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be allocated under the allocation method that (1) will, to the maximum extent possible, result in no Member recognizing taxable gain (or will minimize the taxable gain recognized) under Code Section 731 or otherwise as a result of any actual or deemed distribution to a Member, while (2) maximizing any Code Section 734(b) positive basis adjustment (or minimizing any Code Section 734(b) negative basis adjustment) resulting from any such actual distribution of property (the “Preferred Excess Nonrecourse Liability Allocation Method”). For purposes hereof, the Preferred Excess Nonrecourse Liability Allocation Method may be any method or combination of methods permitted by Treasury Regulation Section 1.752-3(a)(3), including the “additional method” of Treasury Regulation Section 1.752-3(a)(3), which allows excess nonrecourse liabilities to be allocated to a partner based on the amount of built-in gain that is allocable to such partner on Code Section 704(c) property (as defined in Treasury Regulation Section 1.704-3(a)(3)(ii)) or property for which reverse Code Section 704(c) allocations are applicable (as described in Treasury Regulation Section 1.704-3(a)(6)(i)) that is subject to a nonrecourse liability to the extent such built-in gain exceeds the gain described in Treasury Regulation Section 1.752-3(a)(2).
af.If a Member transfers all or any part of its Series A Preferred Interests (the “Transferred Interests”), then (i) with respect to the Distribution Period in which such transfer occurs, when, as and if declared by the Manager, the Company shall allocate for U.S. federal income tax purposes the Series A Preferred Return with respect to such Transferred Interests for such Distribution Period pro rata to the transferor and transferee based on the number of days in the Distribution Period (x) prior to the date of the transfer and (y) on and after the date of the transfer (respectively), and (ii) with respect to each prior Distribution Period in the taxable year in which such transfer occurs, when, as and if declared by the Manager, the Company shall allocate for U.S. federal income tax purposes the Series A Preferred Return with respect to such Transferred Interests for such Distribution Periods to the transferor.
xxi.Tax Allocations: Code Section 704(c).
ag.In accordance with Code Section 704(c) and the applicable Treasury Regulation thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company before or after the Effective Time or any liability assumed by or taken subject to by the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property or the adjusted issue price (if any) of such liability to the Company, as the case may be, for federal income tax purposes and its initial Carrying Value.
ah.In the event the Carrying Value of any Company asset or liability is adjusted pursuant to subparagraph (b) of the definition of “Carrying Value” in Section 1 and Section 14(b) or (c), subsequent allocations of income, gain, loss, and deduction with respect to such asset or liability shall take account of any variation between the adjusted basis of such asset or the adjusted issue price (if any) of such liability, as the case may be, for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the applicable Treasury Regulation thereunder.
ai.For purposes of applying Section 704(c) to a contributed or revalued property or liability, the Manager may, except as otherwise provided herein, elect any permissible method under Section 704(c) of the Code and the Treasury Regulations thereunder; provided, however, that with respect to the adjustment to the Carrying Value of Company property and liabilities made in connection with the Additional Contributions, the Manager shall, unless otherwise agreed by the Members, elect “the traditional method with curative allocations” under Treasury Regulation Section 1.704-3(c).
aj.Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Income or Net Loss, as the case may be, for the Allocations Period.
ak.Allocations pursuant to this Section 14(g) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss other items, or distributions pursuant to any provision of this Agreement.
15.Capital Accounts.
xxii.The Company shall maintain for each Member a Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be (i) increased by (A) the Capital Contributions made by such Member to the Company pursuant to this Agreement, (B) the Net Income and items of Company income and gain (including income and gain exempt from tax) allocated to such Member pursuant to Section 14 and (C) the Fair Market Value of any Company Liability assumed or taken subject to by such Member, and (ii) decreased by (A) the amount of cash and the Fair Market Value of any property distributed to such Member pursuant to this Agreement (other than the Guaranteed Payment Amount) and (B) the Net Loss and items of Company deduction and loss (including expenditures of the Company that are neither deductible nor capitalized for federal income tax purposes) allocated to such Member pursuant to Section 14. In the event a Member transfers an LLC Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred LLC Interest.
xxiii.In accordance with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-l(b)(2)(iv)(h)(2), immediately prior to a Member’s contribution to the Company of more than a de minimis amount of cash or other property, or a Member’s assumption of more than a de minimis amount of Company liabilities, in exchange for an interest in the Company, the issuance of an interest (other than a de minimis interest) in the Company in consideration of the performance of services, or the issuance of a Noncompensatory Option

(other than an option for a de minimis interest), the Carrying Value of all Company property and liabilities shall be adjusted in accordance with subparagraph (b) of the definition of “Carrying Value” in Section 1 and the Capital Accounts of all Members shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to Company property and liabilities, as if (i) the Unrealized Gain or Unrealized Loss with respect to such property and liabilities immediately prior to the contribution or assumption had been recognized on the sale of each such property and the satisfaction of each such liability at that time and (ii) the resulting items of Unrealized Gain or Unrealized Loss had been allocated among the Members pursuant to Section 14 as if such items were the only items of income, gain, loss, or deduction of the Company for an Allocation Period ending on the date of the contribution or assumption; provided, however, that in the event of the issuance of an interest in the Company pursuant to the exercise of a Noncompensatory Option where the right to share in Company capital represented by such interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Company property immediately after the issuance of such interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property and the Capital Accounts of the Members shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s).
xxiv.In accordance with the provisions of Treasury Regulation Sections 1.704-l(b)(2)(iv)(f) and 1.704-l(b)(2)(iv)(h)(2), immediately prior to any distribution to a Member by the Company of more than a de minimis amount of money or other property, or the Company’s assumption of more than a de minimis amount of a Member’s individual liabilities, in exchange for an interest in the Company (including the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), the Manager may cause the Carrying Value of all Company property and liabilities to be adjusted in accordance with subparagraph (b) of the definition of “Carrying Value” in Section 1 and the Capital Accounts of all Members to be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to Company property and liabilities, as if (i) the Unrealized Gain or Unrealized Loss with respect to such property and liabilities immediately prior to the distribution or assumption had been recognized on the sale of each such property and the satisfaction of each such liability at that time and (ii) the resulting items of Unrealized Gain or Unrealized Loss had been allocated among the Members pursuant to Section 14 as if such items were the only items of income, gain, loss, or deduction of the Company for an Allocation Period ending on the date of the distribution or assumption.
xxv.In accordance with the provisions of Treasury Regulation Section 1.704l(b)(2)(iv)(e), immediately prior to any distribution to a Member of any Company property as part of a pro rata distribution to the Members, the Manager may cause the Carrying Value of the distributed Company property to be adjusted in accordance with subparagraph (c) of the definition of “Carrying Value” in Section 1 and the Capital Accounts of all Members to be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to the distributed Company property, as if (i) the Unrealized Gain or Unrealized Loss with respect to such property immediately prior to the distribution had been recognized on the sale of such property at that time and (ii) such Unrealized Gain or Unrealized Loss had been allocated among the Members pursuant to Section 14 as if such items were the only items of income, gain, loss, or deduction of the Company for an Allocation Period ending on the date of the distribution.
xxvi.For purposes of computing the amount of any items of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, rules analogous to those set forth in subparagraphs (a) through (e) of the definition of “Net Income” and “Net Loss” shall be applied.
16.Distributions.
xxvii.Non-Liquidating Distributions. Subject to the Manager’s powers set forth in Section 10 hereof to determine the amount and timing of any distribution, any non-liquidating distributions shall be made to the Members in the following order of priority:
al.First, Members holding Series A Preferred Interests shall be entitled to receive, when, as and if declared by the Manager, only out of funds legally available for the making of such distributions, cumulative cash distributions in an amount equal to the Series A Preferred Return with respect to each Series A Preferred Interest, and no more, payable quarterly on the 1st day of February, May, August and November in each year (each, a “Distribution Payment Date”), beginning on November 1, 2013. Notwithstanding any provision hereof, any distribution otherwise payable on a Distribution Payment Date that is not a Business Day may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date and, if so paid, shall be deemed for all purposes to have been paid on such Distribution Payment Date. Any amount so payable on a Distribution Payment Date shall be payable in arrears with respect to the calendar quarter (or portion thereof) ending on the last day of such calendar quarter preceding such Distribution Payment Date (each such period, a “Distribution Period”), to the Members holding the Series A Preferred Interests on such Distribution Payment Date. Distributions on Series A Preferred Interests shall accrue and be cumulative from September 9, 2013. Any distribution or portion thereof payable on the Series A Preferred Interests in respect of any partial Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Any distribution that accrues in respect of a Distribution Period but is not declared and paid on the relevant Distribution Payment Date as aforesaid shall cumulate and shall not be payable until such time, if any, as it is declared by the Manager out of legally available funds as aforesaid. No interest or distributions, or sum of money in lieu thereof, shall accrue or be payable in respect of any distribution payments on Series A Preferred Interests that may be in arrears. Holders of Series A Preferred Interests shall not be entitled to any distributions, whether payable in cash, securities or other property, other than distributions (if any) declared and payable on Series A Preferred Interests as specified in this Section 16(a)(1) (subject to the other provisions of the LLC Agreement) unless declared by the Manager. No distribution amount that accrues in respect of any Distribution Period shall be “in arrears” at any time on or prior to the corresponding Distribution Payment Date (or, if such day is not a Business Day, the next succeeding Business Day). Any distribution amount in arrears may be paid on any Business Day, whether or not a Distribution Payment Date, at any time at the election of the Manager, whereupon such amount shall no longer be “in arrears.”
am.Second, to the Members holding Common Interests in accordance with their relative Common Percentage Interests.
xxviii.Liquidating Distributions. Upon dissolution of the Company pursuant to Section 11, or any other voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the proceeds of such dissolution shall be used:
an.First, to satisfy the debts and liabilities of the Company;
ao.Second, to pay each Member holding Series A Preferred Interests an amount equal to the greater of (A) the Series A Preferred Interests Member’s Capital Account balance or (B) the aggregate Liquidation Preference for the Series A Preferred Interests held by such Member;
ap.Third, any remaining proceeds shall be distributed to the Members in accordance with the positive balances in their Capital Account.
xxix.Priority of Distributions.
    No distributions on the Series A Preferred Interests will be declared or paid or set apart for payment if such authorization, payment or setting apart for payment is restricted or prohibited by law or contract. Notwithstanding the foregoing, distributions with respect to the Series A Preferred Interests will accrue during (but only during) the relevant respective Distribution Period and, if not paid on the corresponding Distribution Payment Date, will thereupon cumulate, whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not they are declared (but no amount shall accrue on any cumulated distribution in arrears).
aq.Unless accrued distributions on the Series A Preferred Interests have been, or contemporaneously are, declared and paid in full, or declared and a sum sufficient for the payment thereof in full is or has been set apart for such payment, for all past, completed Distribution Periods: (A) no distributions will be declared or paid, and no sums set apart for payment, upon any Common Interests (other than distributions payable in Common Interests); and (B) the Company shall not be permitted to make any transfer of cash or other property to any Member or affiliate of such Member, whether pursuant to a loan, equity distribution, sale, exchange or any other arrangement.
xxx.Advance or Draw. Except as otherwise provided in any written agreement prepared in connection with a distribution by the Company, any non-liquidating distribution of money or other property made during a taxable year by the Company to a Member with respect to Common Interests held by such Member constitutes an advance or draw against the Member’s distributive share of Company taxable income for such year; provided, however, that any such distribution that is made by the Company to a Member during a taxable year shall constitute a loan by the Company to such Member that must be repaid as soon as practicable to the extent that the amount of such distribution exceeds the Member’s adjusted tax basis in its LLC Interest after taking into account its distributive share of the Company’s taxable income for the current year. For purposes of the foregoing sentence, the amount of any distribution equals the sum of the amount of any distributed money and the fair market value of any distributed property.
17.Admission of Additional Members. Subject to Section 7(a), additional members of the Company may be admitted to the Company with the consent of the Manager.
18.Issuance of Additional LLC Interests. Subject to Section 7(a) and Section 8, Manager is hereby authorized to cause the Company from time to time to issue to Members or other persons additional LLC Interests in accordance with the terms hereof.
19.Personal Property. The LLC Interests shall for all purposes be personal property. No Member shall have any interest in specific property of the Company.
20.Partnership Representative.
xxxi.The Partnership Representative, for purposes of Code Section 6223 shall be the Manager or such other person the Manager designates. Each Member hereby consents to such designation and agrees that, upon the request of the Manager, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may reasonably be necessary or appropriate to evidence such consent. The Company shall notify the Internal Revenue Service (the “IRS”) of the change in Partnership Representative in the manner and at the time that the IRS requires; the former Partnership Representative shall cooperate with the Manager in making any necessary filings with the IRS regarding such change. As a condition of appointment as the Partnership Representative, the Partnership Representative agrees or shall agree that, in the event such person ceases to be the Partnership Representative, all correspondence or notifications from or by the IRS received by such person in such person’s capacity (or former capacity) as the Partnership Representative for the Company shall be promptly forwarded to the Manager and shall, if contacted by the IRS, inform the IRS that such person no longer is authorized by the Company to act as the Partnership Representative of the Company. Without the consent of all the Members, the Partnership Representative may not elect to apply the Partnership Audit Procedures to any taxable year beginning before January 1, 2018.
(b)    The Partnership Representative may not (i) commence a judicial action with respect to a federal income tax matter or appeal an adverse determination of a judicial tribunal, or (ii) enter into any settlement agreement which affects the amount, deductibility or credit of any Company item, in each case, without the prior consent of the Manager. In the event of any pending tax action, investigation, claim or controversy involving the Company which proposes an adjustment with respect to any item reported on a federal income tax return of a Member, the Partnership Representative shall provide to the Members copies of all notices and other written communications received by the Partnership Representative from the IRS or sent by the Partnership Representative to the IRS, relating to the Company. The Partnership Representative is entitled to reimbursement by the Company for all expenses reasonably incurred by it in representing the Company in any administrative or judicial proceeding relating to the tax treatment of Company items. The terms and conditions of Section 24 (Indemnification) applicable to the Manager shall apply to the Partnership Representative, mutatis mutandis.
(c)    At the sole discretion of the Partnership Representative, acting through the Designated Individual (as defined below), the Company shall make a Small Partnership Election (to the extent permitted to be made under applicable law) for each taxable year. By execution of this Agreement, the Members hereby consent to Small Partnership Elections (to the extent permitted to be made under applicable law).
(d)    If a Small Partnership Election cannot be made under applicable law, the Members agree that, if the Company receives a notice of final partnership administrative adjustment that would, with the passing of time, result in an “imputed underpayment” imposed on the Company as that term is defined in Section 6225 of the Code, then, (i) the Partnership Representative may request any applicable modifications to such imputed underpayment pursuant to Section 6225(c) of the Code, (ii) each Member shall take all actions requested by the Partnership Representative to facilitate any applicable modification to such imputed underpayment pursuant to Section 6225(c) of the Code (other than the filing of amended returns) and (iii) if the Partnership Representative determines to do so, the Company shall make an Adjusted K-1 Election and comply with all of the requirements and procedures required in connection with such election to make inapplicable to the Company the requirement in Section 6225 of the Code that the Company pay such “imputed underpayment” as that term is used in that section; provided, however, that the Members may determine by unanimous consent not to make such Adjusted K-1 Election.
(e)    In all situations, without regard to the specific elections made, each Member agrees to reasonably cooperate with the Partnership Representative, the Company, and other Members by providing such information and taking such actions as may be reasonably necessary to mitigate, to the fullest extent possible, the potential tax exposure of the Company as well as the potential tax exposure of the other Member or Members relating to the Company.
(f)    Any taxes, penalties, and interest payable by the Company or any entity disregarded for United States income tax purposes in which the Company owns an interest under Subchapter C of Chapter 63 of Subtitle F of the Code and the Treasury Regulations pursuant thereto (“Partnership Audit Procedures”) shall be treated as specifically attributable to the Members, and the Manager shall use reasonable best efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Manager. Notwithstanding the foregoing, such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified by adjustments under Code Section 6225(c) (to the extent approved by the IRS) and attributable to (x) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, or (y) the Member’s filing of an amended return or complying with the “alternative procedure” to filing an amended tax return for the Member’s taxable year that includes the end of the

Company’s reviewed year and payment of required tax liability in a manner that complies with Code Section 6225(c)(2). In connection with the foregoing, to the extent that the Company is assessed amounts under the Partnership Audit Procedures, each current or former Member to which the assessment relates shall remit to the Company, within 30 days’ written notice by the Partnership Representative, an amount equal to such Member’s allocable share of the assessment, including such Member’s allocable share of any interest imposed on the Company.  The foregoing sentence shall survive the dissolution of the Company, the withdrawal of any Member from the Company and the transfer of any Member’s interest in the Company.
(g)    These procedures shall apply, mutatis mutandis, to any state, local or foreign tax audit regime that centralizes the conduct of a tax audit of the Company. The Partnership Representative shall serve in a similar capacity for any such audit.
(h)    If the Partnership Representative is an entity, the Partnership Representative shall, at its sole discretion, appoint the “designated individual” of the Partnership Representative within the meaning of Treas. Reg. Section 301.6223-1(b)(3)(ii) (the “Designated Individual”), provided that any such appointee shall agree to be bound by the terms, conditions and other provisions of this Agreement to the extent that such terms, conditions and other provisions are expressly imposed upon the Partnership Representative as provided herein. The Company shall enter into a Designated Individual Agreement with the Designated Individual, and with any person subsequently qualified and appointed as the Designated Individual, in substantially the form attached hereto as Exhibit A.
i.This Section 20 shall survive the dissolution of the Company, the withdrawal of any Member from the Company and the transfer of any Member’s interest in the Company.
21.Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Manager, if any, shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.
22.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.
23.Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered either by the Members holding Common Interests representing, in the aggregate, a majority in Common Percentage Interest or by the Manager; provided that any such amendment that adversely affects the Special Rights associated with any Series A Preferred Interests held by a Member or Members shall also be executed and delivered by the Member or Members holding a majority (in number) of the Series A Preferred Interests whose Special Rights are so affected.

24.Indemnification.
ii.The Manager shall not be liable, responsible or accountable in damages or otherwise to the Company, to any third party or to any Member for (i) any act performed or omission within the scope of the authority conferred on the Manager by this Agreement or otherwise except for the gross negligence, fraud or willful misconduct (including any willful violation of the terms of the Manager Certificate or this Agreement) of the Manager, (ii) the Manager’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company, or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence. In any threatened, pending or completed action, suit or proceeding, the Manager shall, to the fullest extent permitted by law, be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Manager in connection with such action, suit or proceeding) by virtue of its status as an indemnified party or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud, breach of fiduciary duty or willful misconduct (including any willful violation of the terms of the Certificate of Incorporation (or other governing instrument) of Manager or this Agreement) of the Manager. Expenses, including reasonable attorneys’ fees, incurred by Manager in defending any such action, suit or proceeding shall be paid or reimbursed by the Company promptly upon demand and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Company of an undertaking of Manager to repay such expenses if it shall ultimately be determined that Manager is not entitled to be indemnified by the Company. The indemnification provided by this Section 24 shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof. For purposes of this subsection (a), the term “Company” shall include any predecessor of the Company and any constituent entity (including any constituent of a constituent) absorbed by the Company in a consolidation or merger.
iii.    The Company shall indemnify to the full extent permitted by law (A) any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was an officer of the Company or was a director, officer, member, stockholder, partner, incorporator or liquidator of a subsidiary of the Company or serves or served at the request of the Company any other enterprise as a director, officer, employee, member, stockholder, partner, incorporator or liquidator or in any other capacity, (B) the Manager to the extent of its indemnification payments under its bylaws, and (C) NCWS with respect to any payment made by it with respect to the Public Indebtedness. Expenses, including reasonable attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Company of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The rights provided to any person by this provision shall be enforceable against the Company by such person, who shall be presumed to have relied upon it in serving or continuing to serve as an officer or in such other capacity as provided above. In addition, the rights provided to any person by this provision shall survive the termination of such person as any such officer of the Company or director, officer, member, stockholder, partner, incorporator or liquidator of a subsidiary of the Company and, insofar as such person served at the request of the Company as a director, officer, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request.
ar.Notwithstanding anything contained in this subsection (b), except for proceedings to enforce rights provided in this subsection (b), the Company shall not be obligated under this subsection (b) to provide any indemnification or any payment or reimbursement of expenses to any officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others, or any claim to enforce rights to indemnification under this subsection (b) if it has been ultimately determined that the person making such indemnification claim is entitled to the claimed indemnification) unless the board of directors of the Manager has authorized or consented to such proceeding (or part thereof) in a resolution adopted by it.
as.For purposes of this subsection (b), the term “Company” shall include any predecessor of the Company and any constituent entity (including any constituent of a constituent) absorbed by the Company in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer”, when used with respect to the Company, shall refer to any officer of the Company or the Manager elected by or appointed pursuant to authority granted by the board of directors (or similar body) of the Manager pursuant to the bylaws (or other governing instrument) of the Manager, when used with respect to a subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such subsidiary or other enterprise or determined by the board of directors of such subsidiary or other enterprise, and when used with respect to a subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Company” shall include service as an officer or employee of the Company which imposes duties on, or involves services by, such officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company.
at.Nothing in this subsection (b) shall limit the power of the Company or the Manager to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to officers, employees, agent or other persons otherwise than pursuant to this subsection (b).
au.Payments made by the Company directly to attorneys representing persons entitled to indemnification under subsection (a) or (b) of this Section 24 (each an “Indemnified Party”), and payments made by the Company directly to claimants or other persons to discharge obligations of such persons that would be indemnifiable under subsection (a) or (b) of this Section 24 if paid by such persons, shall also be deemed to be indemnification payments.
iv.To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company, to any Member or to any other Indemnified Party, an Indemnified Party acting under this Agreement shall not be liable to the Company or to any Member or to any other Indemnified Party for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party.
v.No amendment of this Section 24 shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.
25.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
26.Counterparts. For the convenience of the Members, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.
27.Headings; Recitals. All section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

28.Entire Agreement; Waiver. This Agreement (including any exhibits and schedules hereto) supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof and contains the entire agreement among the parties with respect to the subject matter hereof and thereof. No waiver of any provisions hereof by any party hereto shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
29.Third Party Beneficiaries. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY PERSON NOT A MEMBER ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT (EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN SECTIONS 24 AND 30) AND THE MANAGER SHALL HAVE NO DUTY OR OBLIGATION TO ANY CREDITOR OF THE COMPANY TO REQUEST THE MEMBERS TO MAKE ADDITIONAL CONTRIBUTIONS TO THE CAPITAL OF THE COMPANY.
30.Exculpation. Notwithstanding any other terms of this Agreement, whether express or implied, or obligation or duty at law or in equity, no Indemnified Party shall be liable to the Company or any member or manager for any act or omission (in relation to the Company, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by an Indemnified Person in the belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Indemnified Party by this Agreement, provided that such act or omission does not constitute willful misfeasance, gross negligence or bad faith of such Indemnified Party.

[The remainder of this page intentionally left blank. Signatures on following page.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement (which may be in counterparts) as of the date first above written.
AS MEMBERS:                    AS MANAGER:

AT&T Mobility LLC                AT&T Mobility Corporation

By:     AT&T Mobility Corporation,         By:
    its sole Manager                Name: George B. Goeke
                            Title: Treasurer
By:
Name: George B. Goeke
Title: Treasurer

AT&T Corp.

By:
Name: Jeston B. Dumas
Title: Chief Financial Officer and Treasurer

BellSouth Mobile Data, Inc.

By:
Name: George B. Goeke
Title: Treasurer

JP Morgan Chase Bank, N.A., as trustee
of the SBC Master Pension Trust

By:
Name:
Title:

INVESTOR FUNDS:
[Investor Funds 1-28]

By:
Name:
Title:

Signature Page to
Fifth Amended and Restated Limited Liability Company Agreement of AT&T Mobility II LLC

SCHEDULE A
MEMBERS

Common Interest Members

Member	Common Interests	Common Percentage Interest
Mobility	644,959,718	92.865222460%
BSMD	36,828,861	5.302843385%
AT&T Corp.	12,722,995	1.831934155%
	694,511,574	100.0000000%

Series A Preferred Interest Member

Schedule A to
Fifth Amended and Restated Limited Liability Company Agreement of AT&T Mobility II LLC

Member	Series A Preferred Interests
SBC Master Pension Trust	213,333,334
PIMCO Funds: PIMCO Income Fund	41,201,923
PIMCO Funds: PIMCO Total Return Fund	22,978,604
PIMCO Funds: Private Account Portfolio Series PIMCO Long Duration Credit Bond Portfolio	9,048,456
PIMCO Funds: PIMCO Investment Grade Credit Bond Fund	6,388,322
PIMCO Funds: PIMCO International Bond Fund (U.S. Dollar-Hedged)	3,952,199
PIMCO Funds: PIMCO Real Return Fund	2,004,101
PIMCO Variable Insurance Trust: PIMCO Total Return Portfolio	2,136,108
PIMCO Funds: PIMCO Low Duration Income Fund	1,868,094
Brighthouse Funds Trust I - PIMCO Total Return Portfolio	1,644,083
PIMCO Funds: PIMCO Diversified Income Fund	1,576,079
PIMCO Funds: Private Account Portfolio Series PIMCO Investment Grade Credit Bond Portfolio	1,560,079
PIMCO ETF Trust: PIMCO Active Bond Exchange-Traded Fund	1,196,060
PIMCO Funds: PIMCO Long-Term Credit Bond Fund	1,148,058
Pacific Select Fund - Managed Bond Portfolio	1,148,058
PIMCO Funds: PIMCO Long Duration Total Return Fund	1,128,057
Bridge Builder Trust: Bridge Builder Core Plus Bond Fund	1,036,052
PIMCO Funds: PIMCO Dynamic Bond Fund	400,020
PIMCO Dynamic Credit and Mortgage Income Fund	876,044
Brighthouse Funds Trust I- PIMCO Inflation Protected Bond Portfolio	444,022
PIMCO Funds: PIMCO StocksPLUS® Absolute Return Fund	700,035
Transamerica PIMCO Total Return VP	696,035
Harbor Bond Fund	656,033
PIMCO Funds: PIMCO Preferred and Capital Securities Fund	588,030
PIMCO Variable Insurance Trust: PIMCO Real Return Portfolio	360,018
PIMCO Funds: PIMCO StocksPLUS® Small Fund	524,026
PIMCO Flexible Credit Income Fund	484,024
PIMCO Funds: PIMCO Moderate Duration Fund	464,023
PIMCO Dynamic Income Fund	460,023

Schedule A to
Fifth Amended and Restated Limited Liability Company Agreement of AT&T Mobility II LLC

EXHIBIT A
FORM OF DESIGNATED INDIVIDUAL AGREEMENT

DESIGNATED INDIVIDUAL AGREEMENT

This DESIGNATED INDIVIDUAL AGREEMENT (this “Agreement”), dated as of [___], 20[_], is entered into by and between [______________________] (the “Company”), and [______________________], an individual (the “Designated Individual”). Capitalized terms used but not defined herein are used as defined in [______________________] (the “LLC Agreement”).
RECITALS:
WHEREAS,  the Bipartisan Budget Act of 2015 eliminates the concept of a “tax matters partner,” and replaces it with the concept of a “partnership representative” and makes certain changes to the manner in which limited liability companies and their members are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;
WHEREAS, by that certain [______________________], [______________________] has been designated by the Company to serve as the partnership representative (the “Partnership Representative”); and
WHEREAS, where the Partnership Representative is an entity, the Partnership Representative shall, at its sole discretion, appoint the “designated individual” of the Partnership Representative within the meaning of Treas. Reg. Section 301.6223-1(b)(3)(ii).
NOW, THEREFORE, it is mutually agreed as follows:

1.    The Designated Individual hereby acknowledges that he or she has received and reviewed a true and correct copy of the LLC Agreement, attached hereto as Exhibit A.

2.    The Designated Individual hereby approves, consents to and agrees to be bound by the terms, conditions and other provisions of the LLC Agreement to the extent that such terms, conditions and other provisions are expressly imposed upon the Partnership Representative as provided therein.

[Signature Page Follows]

Exhibit A to
Fifth Amended and Restated Limited Liability Company Agreement of AT&T Mobility II LLC

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:

[_____________________]

By:______________________________
Title:_____________________________

DESIGNATED INDIVIDUAL:

________________________________
Name:

[Signature Page to Designated Individual Agreement]

Exhibit A to
Fifth Amended and Restated Limited Liability Company Agreement of AT&T Mobility II LLC